Ally Financial Inc.
1177 Avenue of the Americas
New York, NY 10036

April 7, 2015

Mr. Michael A. Carpenter
Dear Mike:

         This letter agreement (“Letter Agreement”) memorializes our agreement with respect to the termination of your employment with Ally Financial Inc. (the “Company”) effective at the close of business on February 13, 2015 (the “Termination Date”). As of that date, you had resigned from all board and officer positions held at the Company or any affiliate or subsidiary of the Company. Nothing in this Letter Agreement shall affect your rights under applicable compensation and benefit plans of the Company including equity incentive plans and awards thereunder nor your entitlements to indemnification provided to you under corporate documents, including the certificate of incorporation and by-laws, and directors’ and officers’ insurance policies.

         From April 7, 2015 through December 31, 2015 (the “Consulting Period”) you agree to provide such general consulting services as the Company may reasonably request from time to time. The services shall take into account your personal and business schedule, and, to the extent practicable, may be performed by you by telephone, email or other communication process not requiring your being at a specific location when performing them. In consideration for your consulting services the Company shall contribute $2,500,000 to one or more charitable organizations as designated by you. Such designation shall be made by you in writing to the Company prior to commencement of contributions. Such contributions shall be made in pro rata monthly installments commencing with the first business day of the month following your designation of the charities and ending on December 1, 2015. We each agree to sign, concurrently with the execution of this Letter Agreement, the mutual Release as set forth in Exhibit A hereto. For the sake of clarity, in order to receive the amount described in the preceding sentence, you must not revoke the AEDA Release (as defined in Exhibit A) within the required 7-day revocation period.

    In addition, you shall be entitled to (i) payment of cash in respect of the Deferred Stock Units currently held by you under the Deferred Stock Unit award agreements between you and the Company (subject to adjustment as provided in the award agreements and the Long-Term Equity Compensation Incentive Plan) which shall be payable in accordance with the terms of such awards; (ii) any welfare benefits under any Company welfare benefit plan to which you are or became entitled under the terms of such plans (other than the Ally Financial Inc. Severance Plan and any other severance benefit plan, provided that the Company does not commit a material breach of this Letter Agreement or the Release; and (iii) your retirement benefits under the tax qualified 401(k) plans. You shall also be entitled to continued medical, dental and disability benefits under the applicable programs of the Company (the “Health and Welfare Benefits”) if you make timely application for such Health and Welfare Benefits pursuant to your benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

Except as otherwise specifically provided below, the obligations of the Company to you which arise upon the termination of your employment pursuant to this Letter Agreement shall not be subject to mitigation or offset.

         You agree that you will not at any time publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, its parent, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. The Company agrees to instruct its executive officers and directors to refrain from publishing or communicating to any person or entity any Disparaging remarks, comments or statements concerning you at any time, provided that, nothing shall prevent either you or the Company from (a) responding in a truthful manner to inquiries regarding your employment or the termination thereof, from investors, regulators, the Company’s auditors or insurers, or as otherwise may be required by applicable law, rules or regulations, or (b) disclosing information concerning your employment, or the termination of your employment, to officers of the Company or its affiliates who, at the discretion of the Company, should know such information. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities of the individual or entity being disparaged in connection with any aspect of the operation of business. Nothing in this paragraph shall prohibit the reporting of misconduct by any party to any court of law, any governmental agency having supervisory authority over the business of the Company or any administrative or legislative body (including a committee thereof) of the government of the U.S. or any state of the U.S. (any or all, “Government Authority”).

         During the course of your employment by the Company, you had access to certain trade secrets and confidential information relating to the Company and its subsidiaries (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including, but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail, investment and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. You acknowledge that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. You shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by you during your employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by you or your representatives in violation of this Letter Agreement). You shall not disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall you use it in any way, except (i) in the course of your consulting services as provided above, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which you are a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) as may be ordered by, or in the context of, reporting misconduct to a Government Authority, (iv) as to such Confidential Information that becomes generally known to the public or trade without your violation of this paragraph of this Letter Agreement or (v) to your spouse, attorney and/or your personal tax and financial advisors as reasonably necessary or appropriate to advance your tax, financial and other personal planning (each an “Exempt Person”), provided such Exempt Person agrees to hold such Confidential Information in confidence to the same extent that you are required to do so hereunder. You shall take all reasonable steps to safeguard the Confidential Information. You understand and agree that you shall acquire no rights to such Confidential Information, except as explicitly provided above.

        All originals and copies of documents, drawings, specifications, data, computer programs, electronic files, evaluation mechanisms and analytics and similar items (and the contents of thereof) containing Confidential Information, including all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of the Company and its subsidiaries; provided, however, nothing in this Letter Agreement shall prevent you from retaining your personal notes, personal memoranda and personal correspondences and personal rolodexes.

         As requested by the Company and at the Company’s expense, you will promptly deliver to the Company and its subsidiaries all copies and embodiments, in whatever form, of all Confidential Information in your possession or within your control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes, computer drives and all other materials containing any Confidential Information provided that this requirement does not apply to personal materials which you are permitted to retain as provided above).

    It is understood and agreed that while employed by the Company or its subsidiaries you assigned to the Company your interest in any invention, improvement or discovery made or conceived by you, either alone or jointly with others, in connection with your employment with the Company. At the Company’s request and expense, you will assist the Company and its subsidiaries (subject to reasonable notice and taking into account your schedule) in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

         Following the Termination Date, including but not limited to the Consulting Period, you will give your assistance and cooperation upon reasonable advance notice, with due consideration for your other business or personal commitments, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which you were involved or of which you had knowledge by virtue of your employment with the Company. This may include your cooperation in any matter relating to your position with the Company, or your expertise or experience, as the Company may reasonably request, including your attendance and truthful testimony when reasonably deemed appropriate by the Company. In no event shall our cooperation materially interfere with your services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it will promptly reimburse you for your reasonable and documented expenses in connection with your rendering assistance and/or cooperation requested under this paragraph upon your presentation of documentation for such expenses and (ii) you will be compensated at an agreed reasonable rate of pay for the services as requested under this paragraph rendered after the conclusion of the Consulting Period.

         During the 12-month period following the Termination Date, you shall not (a) directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, any party who is a customer of the Company or its subsidiaries or who is a prospective customer that has been identified and targeted by the Company or its subsidiaries, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries or (b) directly or indirectly solicit or attempt to solicit any employee of the Company or any of its subsidiaries (a “Current Employee”) or any person who was an employee of the Company or any of its subsidiaries during the 60-day period immediately prior to the Termination Date (a “Former Employee”) to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with you, or any other person or any entity or hire any employee or Former Employee. For the sake of clarity, nothing in this paragraph shall prevent you from providing referrals or recommendations on behalf of a Current Employee or a Former Employee.

        During the Consulting Period, you will not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit your name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company or any of its subsidiaries on the date of your termination of employment or within 6 months prior to your termination of employment in the geographic locations where the Company and its subsidiaries engage, or have active plans to engage, of which you are aware, in such business (the “Business”). Notwithstanding the foregoing, nothing in this Letter Agreement shall prevent you from (i) owning for passive investment purposes not intended to circumvent this Letter Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as you have no power to manage, operate, or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the voting powers afforded you in connection with customary equity ownership), (ii) being employed by or otherwise associated with an organization or entity of which a subsidiary, division, segment, unit, etc. is engaged in the Business (a “Competing Division”), provided that (x) you have no direct or indirect responsibilities or involvement with such Competing Division, (y) the Competing Division does not account for more than 20% of the gross revenues of such organization or entity for its prior fiscal year and (z) the Business that is competitive with the Company or any of its Subsidiaries does not account for more than 20% of the gross revenues of the Company and its Subsidiaries.

         We both acknowledge and agree that your breach or threatened breach of any of the restrictive covenants as set forth above will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. You hereby consent to the grant of an injunction (temporary or otherwise) against you or the entry of any other court order against you prohibiting and enjoining you from violating, or directing you to comply with, any provision of the above paragraphs of this Letter Agreement, if such is determined by a court of competent jurisdiction. You also agree that such remedies shall be in addition to any and all other remedies, including damages, available to the Protected Parties against you for such breaches or threatened or attempted breaches.

         The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold you harmless from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature (“Indemnified Claim”), including reasonable legal fees and related costs incurred by you in connection with the preparation for or defense of any Indemnified Claim, whether or not resulting in any liability, to which you may become subject or liable or which may be incurred by or assessed against you, relating to or arising out of your employment by the Company or the services to be performed pursuant to this Letter Agreement. The Company’s obligations under this paragraph shall be in addition to any other right, remedy or indemnification that you may have or be entitled to at common law or otherwise. For a period of 6 years after the Termination Date, the Company agrees to continue and maintain a directors and officers’ liability insurance policy covering you to the extent and in no less amount than the Company provides such coverage on the Termination Date for its managers, directors and/or other executive officers.

         Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, including by courier service with receipt acknowledged in writing, emailed, sent by facsimile transmission or sent by certified or registered mail, postage prepaid and return receipt requested and shall be deemed to have been delivered on the date of delivery, the date of emailing or other facsimile transmission, or on the third business day after the date of mailing, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company, to:

Ally Financial Inc.
1177 Avenue of the Americas

New York, NY 10036
Attention: Office of the General Counsel

With a copy to:

Davis Polk & Wardwell LLP
450 Lexington Ave.
New York, NY 10012
Attention: Edmond FitzGerald

If to you, to your home address reflected in the Company’s records.

         This Letter Agreement contains the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect to such subject matter. For the sake of clarity, nothing in this paragraph is intended to negate or otherwise adversely affect your rights under compensation and benefit programs at the Company including, without limitation, the Deferred Stock Units.

         You represent and warrant that you are not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit your ability to perform your obligations under this Letter Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Company represents and warrants that it is fully authorized and empowered to enter into this Letter Agreement and that the performance of its obligations under this Letter Agreement will not violate any agreement between it and any other person, firm or organization.

         This Letter Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by both you and the Company. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         This Letter Agreement, except to the extent superseded by Federal law, shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of law principles.

         We both agree irrevocably to submit to the exclusive jurisdiction of the Federal courts or, if no Federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Letter Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Letter Agreement may not be enforced in or by such courts. In addition, we both agree to waive trial by jury.

        This Letter Agreement, and the rights and obligations hereunder, may not be assigned by the Company or by you without written consent signed by the other party, provided that the Company may assign this Letter Agreement to any successor that continues all, or substantially all, the business of the Company.

         This Letter Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         If any term, provision, covenant or restriction of this Letter Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Letter Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. You acknowledge that the restrictive covenants contained in this Letter Agreement are a condition of this Letter Agreement and are reasonable and valid in temporal scope and in all other respects. For the sake of clarity, if any court determines that any of the restrictive covenants contained in this Letter Agreement, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

         The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

         Notwithstanding any other provision of this Letter Agreement, if at the time of the termination your employment you are a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) and any payments under this Letter Agreement will result in additional tax or interest to you under Section 409A, you will not be entitled to receive such payments until the date which is six (6) months after the termination of your employment for any reason, other than as a result of your death or disability (as such term is defined in Section 409A). In addition, if any provision of this Letter Agreement would subject you to any additional tax or interest under Section 409A, then the Company shall reform such provision; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting you to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

You shall be an independent contractor of the Company and shall have no authority (and shall not hold yourself out as having authority) to bind the Company and shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. You shall be issued a tax form 1099 by the Company which reflects the applicable amount of any taxable payments in respect of your consulting services hereunder. There shall be no withholding or deduction from any amounts payable for such services, and you shall be solely responsible for, and indemnify and hold the Company harmless in respect of, the payment of any federal, state, local or other income, payroll and/or employment taxes. You agree, upon the request of the Company, to provide any reasonable assistance to the Company that may be required of it to demonstrate to a

Government Authority that your services under this Letter Agreement qualified as services by an independent contractor and all appropriate taxes with respect to any amounts paid hereunder (including but not limited to self-employment and income tax payments) have been paid.

[Remainder of page left blank. Signature page is the succeeding page.]

    Please indicate your agreement with this Letter Agreement by signing in the space provided below.

Sincerely,
Ally Financial Inc.

By	/s/ James J. Duffy
Chief Human Resources Officer

Accepted and Agreed:

/s/ Michael A. Carpenter
Michael A. Carpenter

Date:	April 7, 2015

Execution Page
M. Carpenter/Ally Financial Letter Agreement

Exhibit A
MUTUAL RELEASE

         I, Michael A. Carpenter, in consideration of and subject to the terms and conditions set forth in the letter agreement between Ally Financial Inc. (the “Company”) and me dated April 7, 2015 (the “Letter Agreement”) to which this mutual release (the “Release”) is attached, and other good and valuable consideration, do hereby release and forever discharge the Company and its current and former officers, directors, partners, members, shareholders, investors, employees, attorneys, agents, predecessors, successors, affiliates, assigns and legal representatives (together, the “Company Released Parties”) from any and all claims, charges, manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which I, my heirs, executors, administrators and assigns have, or may hereafter have, against the Company Released Parties arising out of or by reason of any cause, matter or thing whatsoever, whether known or unknown, from the beginning of the world to April 7, 2015 (the “Claims”) in connection with my employment or termination of employment with the Company and its subsidiaries (including any severance pay claim, provided that Ally does not commit a material breach of the Letter Agreement or the Release), all employment-related matters arising under any Federal, state or local statute, rule or regulation or under any principle of contract law or common law relating to such employment or termination of employment and any claims of employment discrimination, unlawful harassment or retaliation claims and employment related claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act (to the extent allowed by law), 29 U.S.C. § 201 et seq., Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq. (the “ADEA Release”), the Reconstruction Era Civil Rights Act, 42 U.S.C. § 1981 et seq., the Americans with Disabilities Act of 1993, 42 U.S.C. § 12900 et seq., the Family and Medical Leave Act of 1990 (to the extent allowed by law), 42 U.S.C. § 12101, et seq., the New York State Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York State Labor Law, N.Y. Labor Law § 1 et seq., and the New York City Human Rights Law, N.Y.C. Admin. Code § 8-107 et seq.

    Notwithstanding the foregoing, nothing herein shall constitute a release by me of any of the following:

(a)
any rights I have under the Letter Agreement, including any right to enforce any of the terms thereof, and any Claim arising from a breach of any of the terms thereof, and any rights I have under this Release, including any right to enforce the terms thereof;

(b)
any Claim for payments, benefits or other entitlements, to which I have or will be entitled under the terms of any compensation or benefit plan, program or other arrangement maintained by the Company or any affiliate, including without limitation any incentive or deferred compensation plan, any pension plan or benefits under any welfare benefit plan (other than the Ally Financial Inc. Severance Plan and any other severance benefit plan, provided that the Company does not commit a material breach of the Letter Agreement or the Release);

(c)
any Claim for indemnification I may have under applicable laws, under the applicable constituent documents (including bylaws and certificates of incorporation) of the Company, under any applicable insurance policy the Company may maintain, or under any other agreement with the Company, with respect to any liability, costs or expenses the I incur or have incurred as a director, officer or employee of the Company or any affiliate;

(d)
any Claim I may have to obtain contribution as permitted by law in the event of entry of judgment against me as a result of any act or failure to act for which I and the Company, or any affiliate of the Company, are jointly liable;

(e)	any Claim that by law may not be released by private agreement without judicial or governmental review and approval; and

(f)
any Claim that arises after April 7, 2015 (excluding, for the avoidance of doubt, any Claim relating to the Ally Financial Inc. Severance Plan and any other severance benefit plan, provided that the Company does not commit a material breach of the Letter Agreement or the Release); and

(g)	any Claim I have against any of the Company Released Parties solely in my capacity as a shareholder of the Company.

The Company, on behalf of itself and all other Company Released Parties, does hereby release, waive and discharge, all known and unknown claims that the Company Released Parties or any of them have or could assert against you as of April 7, 2015 relating to your employment, or termination of employment, with the Company or any affiliate (the “Company Claims”). These released claims include, but are not limited to, all Company Claims under Federal, state or local law, tort, contract or any other legal obligation; provided, however, the Company does not release any of the following claims:

(i)	any Company Claim arising from a breach by you of the terms of the Letter Agreement or the terms of this Release including any right to enforce the terms of the Letter Agreement and this Release;

(ii)	any Company Claim that by law may not be released by private agreement without judicial or governmental review and approval;

(iii)	any Company Claim that arises after April 7, 2015;

(iv)
any Company Claim that the Company or any affiliate may have to obtain contributions as permitted by law in the event of entry of payment against the Company or such affiliate as a result of any act or failure to act for which such company and you are jointly liable; and

any right to enforce any clawback policy of the Company.

I acknowledge that I have been advised to consult with legal counsel. I acknowledge that I have been provided with the opportunity to review and consider this Release for twenty-one (21) days from the date it was provided to me. If I elect to sign before the expiration of the twenty-one (21) days, I acknowledge that I will have chosen, of my own free will without any duress, to waive my right to the full twenty-one (21) day period. I understand that I may revoke the ADEA Release within seven (7) days after my execution by sending a written notice of revocation to Ally Financial Inc., 1177 Avenue of the Americas, New York, New York 10036 and by email to edmond.fitzgerald@davispolk.com, received within the seven-day revocation period, provided that the remainder of this Release shall be irrevocable.

I acknowledge that I have not relied on any representations or statements not set forth or referred to in the Letter Agreement or in this Release. Unless otherwise publicly filed by the Company, I will not disclose the contents or substance of this Release to any third parties, other than my attorneys, accountants, immediate family members or as required by law, and I will instruct each of the foregoing not to disclose the same. I am signing this Release knowingly, voluntarily and with full understanding of its terms and effects.

         This Release will be governed by and construed in accordance with the laws of the State of New York. If any provision in this Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

[Remainder of page left blank. Signature page is the succeeding page.]

         In witness hereof, I have executed this Release this ___day of                     , 2015.

Michael A. Carpenter

Acknowledged and Agreed to

Ally Financial Inc.

By:    ________________________
James J. Duffy
Chief Human Resources Officer

Date:    ________________________

Execution Page
M. Carpenter/Ally Financial Mutual Release